Exhibit 99.1

Investor Contacts:

Gina Hicks

Chief Financial Officer

Phone: 888-482-7671

ghicks@vpco.com

VAPOR CORP. ANNOUNCES WITHDRAWAL OF DELISTING APPEAL

DANIA BEACH, Fla., Feb. 17, 2016 — Vapor Corp. (NASDAQ CM:VPCO) (the "Company"), a leading U.S.-based distributor and retailer of vaporizers, e-liquids, e-cigarettes and e-hookahs, announced today that it has withdrawn its request to the Nasdaq Listing Qualifications Panel of The NASDAQ Stock Market LLC (“Nasdaq”) for an appeal of the delisting determination made by the Listing Qualifications Staff (the “Staff”) on January 22, 2016. As a result, the Company’s common stock will be suspended from The Nasdaq Capital Market at the open of business today. Nasdaq will file a Form 25 Notification of Delisting with the Securities Exchange Commission (the “SEC”) relating to the delisting of the Company’s common stock. The official delisting of the Company's common stock will become effective ten days thereafter.

Beginning today, the Company’s common stock will be quoted under the symbol “VPCO” on the OTC Pink-Current Information Tier, a centralized electronic quotation service for over-the-counter securities, so long as market makers demonstrate an interest in trading in the Company's common stock. More information about OTC Pink can be obtained from its website at http://www.otcmarkets.com/marketplaces/otc-pink.

The transition to the over-the-counter markets will not affect the Company's business operations. The Company will remain subject to the public reporting requirements of the SEC following the transfer.

About Vapor Corp.

Vapor Corp., a Nasdaq company, is a U.S. based distributor and retailer of vaporizers, e-liquids and electronic cigarettes. It recently acquired the retail store chain “The Vape Store” as part of a merger with Vaporin, Inc. The Company’s innovative technology enables users to inhale nicotine vapor without smoke, tar, ash or carbon monoxide. Vapor Corp. has a streamlined supply chain, marketing strategies and wide distribution capabilities to deliver its products. The Company’s brands include VaporX®, Krave®, Hookah Stix® and Vaporin™ and are distributed to retail stores throughout the U.S. and Canada. The Company sells direct to consumer via e-commerce and Company-owned brick-and-mortar retail locations operating under “The Vape Store” brand.

Safe Harbor Statement

Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995: The Material contained in this press release may include statements that are not historical facts and are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of

1995. These forward-looking statements reflect Vapor Corp.’s current views about future events, financial performances, and project development. These “forward-looking” statements are identified by the use of terms and phrases such as “will,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from Vapor’s expectations. These risk factors include, but are not limited to, the risks and uncertainties identified by Vapor Corp. under the headings “Risk Factors” in its latest Annual Report on Form 10-K. These factors are elaborated upon and other factors may be disclosed from time to time in Vapor Corp.’s filings with the Securities and Exchange Commission. Vapor Corp. expressly does not undertake any duty to update forward-looking statements.

SOURCE Vapor Corp.